Exhibit 8.1

September 16, 2026

Bitwise NEAR ETF c/o Bitwise Investment Advisers, LLC

250 Montgomery St., Suite 200

San Francisco, California 94104

Ladies and Gentlemen,

You have requested our opinion as to certain U.S. federal income tax matters in relation to that certain Form S-1 registration statement under the Securities Act of 1933, dated September 16, 2026 (the “S-1”), in connection with the sale of Shares by the Bitwise NEAR ETF (the “Trust”). We have acted as tax counsel to the Trust in connection with such sale, and have participated in the preparation of the S-1.

This opinion has been requested to satisfy a condition to the filing of the S-1. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the S-1 unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(a) The S-1 (including any amendments, exhibits, and schedules thereto); and

(b) A tax representation letter of the Trust and its Sponsor, signed by an authorized officer of the Sponsor, delivered to us by the Sponsor for purposes of this opinion and incorporated herein by reference (the “Representation Letter”).

In rendering our opinion, we have assumed, without any independent investigation or verification, that all of the information as to factual matters contained in the S-1, Representation Letter and the other documents referred to above are true, correct, and complete and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete. Any inaccuracy with respect to factual matters contained in the documents or incompleteness in our understanding of the facts could alter the conclusions reached herein.

Exhibit 8.1

In addition, for purposes of rendering our opinion, we have assumed with your permission, that:

(i)
All signatures on all documents reviewed by us are genuine, all documents submitted to us as originals are authentic, true and correct, all documents submitted to us as copies are true and correct copies of the originals thereof, and each natural person signing any document reviewed by us had the legal capacity to do so;
(ii)
Any representation or statement referred to above made “to the knowledge” or otherwise similarly qualified is correct without such qualification; and
(iii)
The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the S-1, the Representation Letter and any related materials.

Based on the foregoing documents, materials, and assumptions and information, and subject to the qualifications and assumptions set forth herein, the statements of law and legal conclusions set forth under the caption “U.S. Federal Income Tax Consequences” in the S-1 constitute our opinion as to the material U.S. federal income tax consequences of the purchase, ownership and disposition of Shares that generally may apply to a “U.S Shareholder” or a Non-U.S. Shareholder” (in each case, as defined in the S-1), as applicable, under current law.

Our opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise this opinion after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect, or incomplete.

Our opinion is limited to the U.S. federal income tax issues stated above. No opinion is expressed as to any other U.S. federal tax matters relating to the Trust, the Sponsor, the Shareholders, or any other person or transaction. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences relating to the Trust.

No ruling has been or will be requested from the Internal Revenue Service (the “Service”) concerning the U.S. federal income tax treatment of the Trust. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the Trust. The law surrounding the taxation of digital assets is uncertain and rapidly evolving, and subsequent developments may affect the legal conclusions expressed in this opinion. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

Exhibit 8.1

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-1, and to the references to our firm in the material under the caption “Legal Matters” in the S-1. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Fenwick & West LLP

a limited liability partnership including

professional corporations